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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact:    Renal Treatment Centers, Inc.      Total Renal Care Holdings, Inc.
            Ronald H. Rodgers, Jr.             John E. King
            Vice President - Finance and       Vice President - Finance and
             Chief Financial Officer            Chief Financial Officer
            610-644-4796                       310-792-2600


            RENAL TREATMENT CENTERS 5 5/8% CONVERTIBLE SUBORDINATED
                 NOTES DUE 2006 DO NOT HAVE REPURCHASE OPTION
                           IN CONNECTION WITH MERGER


Berwyn, Pennsylvania (February 18, 1998) - Renal Treatment Centers, Inc. (NYSE:
RXT) ("RTC") and Total Renal Care Holdings, Inc. (NYSE: TRL) ("TRCH") announced today that the holders of RTC's 5 5/8% Convertible Subordinated Notes due 2006 (the "Notes") will not have the right to require RTC to repurchase the Notes at par (the "Put Right") as a result of the anticipated merger (the "Merger") of RTC with Nevada Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of TRCH, pursuant to the Agreement and Plan of Merger dated as of November 18, 1997, among RTC, Merger Sub and TRCH. Assuming receipt of stockholder approvals, the Merger currently is expected to close on February 27, 1998.

The Notes were issued pursuant to an Indenture dated as of June 12, 1996, between RTC and PNC Bank, National Association, as trustee (the "Indenture"). The Indenture provides that, as a result of the Merger, each holder of Notes will have the Put Right if, during the 20 trading days ending immediately before the anticipated effective date of the Merger, the closing price per share of RTC common stock has not exceeded $35.91 on at least ten such trading days. RTC and TRCH today announced that, as the closing price per share of RTC common stock has exceeded $35.91 on the required number of trading days, the holders of its Notes will not have the Put Right in connection with the Merger if it is consummated on February 27, 1998.

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